Exhibit (d)(7)

CTI MOLECULAR IMAGING, INC.

810 Innovation Drive

Knoxville, TN 37932

March 8, 2005

Siemens Corporation

153 East 53rd Street

New York, New York 10022

Attention: William G. Moran, Vice President

In connection with your consideration of a possible transaction (“Transaction”) with CTI Molecular Imaging, Inc. (collectively, with its subsidiaries, “CTI”), each of CTI and Siemens Corporation (collectively, with its subsidiaries “Siemens”) has made available, and is prepared to further make available, to the other certain information concerning our respective businesses, financial position, operations, assets and liabilities. For purposes of this letter, with respect to information related to CTI, CTI shall be considered to be the “disclosing party” and Siemens the “receiving party” and with respect to information related to Siemens, Siemens shall be considered to be the “disclosing party” and CTI the “receiving party.” As a condition to such information being furnished to the receiving party and its directors, officers, employees, affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), agents or advisors (including, without limitation, attorneys, accountants, consultants, financing sources and financial advisors) (collectively, “Representatives,” and which term shall also apply to the directors, officers, employees, affiliates (as such term is defined under the 1934 Act), agents or advisors (including, without limitation, attorneys, accountants, consultants, financing sources and financial advisors), as the context dictates), the receiving party agrees to treat any information concerning the disclosing party (whether prepared by the disclosing party, its Representatives or otherwise and irrespective of the form of communication) which has been or is hereafter furnished to the receiving party or to its Representatives by or on behalf of the disclosing party in connection with the consideration of the Transaction (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term “Evaluation Material” also shall be deemed to include all reproductions, summaries, extracts, notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving party or its Representatives which contain, reflect or are based upon, in whole or in part, any information furnished to the receiving party or its Representatives by the disclosing party or its Representatives (“Derivative Material”). The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation hereof, (ii) as shown by written records, was lawfully within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information, (iii) becomes available to the receiving party from a source other than the disclosing party or its Representatives, provided that the source of such information is not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information, or (iv) is developed by the receiving party without reference to the Evaluation Material.

The receiving party hereby agrees that (i) all Evaluation Material furnished or disclosed to it by the disclosing party is and shall remain the property of the disclosing party (unless otherwise agreed in writing), (ii) the disclosing party is only loaning the Evaluation Material to the receiving party, (iii) the receiving party has not received and will not receive any rights or claims with respect to the Evaluation Material, and (iv) all Derivative Material shall become subject to the terms of this letter agreement with all associated rights under this agreement accruing to the disclosing party immediately upon its creation including, to the extent applicable, that the disclosing party is the owner of the copyrights in the written information provided to the receiving party hereunder and that the same is the disclosing party’s unpublished work.

The receiving party hereby agrees that, for a period of three years from the date of this letter agreement (or, in the case of Evaluation Material that constitute trade secrets under applicable law, for so long as such Evaluation Materials constitute trade secrets), the Evaluation Material will be kept confidential and the receiving party and its Representatives will not use, duplicate or disclose, or permit the use, duplication or disclosure of, any of the Evaluation Material in any manner whatsoever, other than for the sole purpose of evaluating a possible Transaction between the parties hereto (or one of their respective affiliates); provided, that (x) the receiving party may make any disclosure of such information to which the disclosing party gives its prior written consent or which is required to be disclosed under applicable law (subject to compliance with the terms of this letter agreement) and (y) any of such information may be disclosed to the receiving party’s Representatives who need to know such information for the sole purpose of evaluating a possible Transaction with the disclosing party. It is understood and agreed that each party’s Representatives shall be informed of the confidential nature of the Evaluation Material prior to delivery thereof to such Representative and that, by receiving such materials, such Representative will be deemed to have agreed to be bound by the confidentiality provisions of this letter agreement. In any event, the receiving party shall be responsible for any breach of this letter agreement by any of its Representatives.

In addition, each party agrees that, without the prior written consent of the other party, and except as otherwise provided herein, neither it nor any of its Representatives will disclose to any other person the fact that the Evaluation Material has been made available, that discussions or negotiations are taking place concerning a possible Transaction involving the parties, or any of the terms, conditions or other facts with respect thereto (including the status thereof), provided that either party may make such disclosure if it has received the written opinion of its counsel that such disclosure must be made by such party in order that it not commit a violation of law. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any individual, corporation, partnership, group, governmental agency or other entity, but shall not include disclosure to the Securities and Exchange Commission that is not part of a public filing.

In the event that a receiving party or any of its Representatives is requested or required by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process to disclose any of the Evaluation Material, the receiving party shall provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its Representatives are nonetheless, in the written opinion of its outside counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, the receiving party or its Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such outside counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercises its reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that such tribunal will accord the Evaluation Material confidential treatment.

At any time upon the request of the disclosing party for any reason, the receiving party will promptly deliver to the disclosing party or certify destruction of all Evaluation Material (and all copies thereof) furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto, and all other Evaluation Material (including all Derivative Material) prepared by the receiving party or its Representatives shall be destroyed, and no copies (electronic or otherwise) thereof shall be retained, provided that one copy of any Derivative Materials may, at the receiving party’s option, be retained by its counsel solely for internal audit or compliance purposes. Notwithstanding the return or destruction of the Evaluation Material, the receiving party and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

Except as may be specifically provided hereafter in a definitive, written agreement providing for a negotiated Transaction, neither party hereto nor any of its Representatives shall be deemed to make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and neither party hereto nor any of its Representatives shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

Each party hereto understands and agrees that no contract or agreement providing for any transaction involving the parties hereto shall be deemed to exist unless and until a final definitive agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, claims of breach of contract) in connection with any transaction involving the other party unless and until the parties shall have entered into a final definitive agreement. Each party hereto also acknowledges and agrees that (i) unless and until a final definitive agreement regarding a transaction between the parties has been executed and delivered, neither party hereto will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any written or oral expressions with respect to any proposed transaction, except for the matters specifically agreed to herein, (ii) each party reserves the right, in its sole discretion, to terminate this process at any time and, in its sole discretion, to reject any and all proposals made by the other party or any of its

Representatives with regard to a transaction between the parties hereto, and to terminate discussions and negotiations with the other party at any time, (iii) each party and its Representatives shall be free to conduct any process for any transaction involving it, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to the other party hereto or any other person), (iv) any procedures relating to such process or transaction may be changed at any time without notice to the other party hereto or any other person, and (v) neither party hereto shall have any claims whatsoever against the other party, the other party’s Representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the other party hereto (other than those as against the parties to a definitive agreement in accordance with the terms thereof) nor, unless a definitive agreement is entered into with the other party hereto, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the other party hereto, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

The receiving party hereby acknowledges that it is aware (and that its Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit the receiving party, its Representatives, and any person who has received material non-public information about the disclosing party from purchasing or selling securities of the disclosing party or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information.

It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

Each party agrees that the restrictions contained herein are fair and reasonable and necessary to protect the legitimate interests of the other party hereto. Each party agrees that the other party would suffer irreparable injury if it or its Representatives were to violate any provision of this letter and that in the event of a breach or threatened breach of this letter by it or its Representatives, the other party, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this letter agreement and that it shall not oppose the granting of such relief. Each party also agrees that it will not seek, and agrees to waive (and will use its reasonable efforts to cause its Representatives to waive and not to seek), any requirement for the securing or posting of a bond in connection with the disclosing party’s seeking or obtaining such relief. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that a party hereto or any of its Representatives has breached this letter agreement, then such party shall be liable and pay to the other party the reasonable legal fees incurred by the other party in connection with such litigation, including any appeal therefrom.

If any one or more provisions of this letter agreement are declared void or otherwise unenforceable, such provisions shall be declared separate from this letter agreement and this letter agreement shall otherwise remain in full force and effect.

This letter agreement is for the benefit of the parties hereto and their respective Representatives, and shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between the receiving party and the disclosing party.

Very truly yours,

CTI Molecular Imaging, Inc.

By:	/S/ RONALD NUTT
Name:	Ronald Nutt
Title:	President & CEO

ACCEPTED AND AGREED as of the date first written above:

Siemens Corporation

By:	/s/ WILLIAM G. MORAN
Name:	William G. Moran
Title:	Vice President-Mergers & Acquisitions

By:	/s/ E. ROBERT LUPONE
Name:	E. Robert Lupone
Title:	Senior Vice President